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                                                                      EXHIBIT 99


                   [RIVER FOREST BANCORP, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE:               FOR MORE INFORMATION:
                                     Tim Taylor
                                     (312) 549-7100

                 RIVER FOREST BANCORP ANNOUNCES STOCK SPLIT;
                              INCREASES DIVIDEND


     CHICAGO, ILLINOIS. . .AUGUST 16, 1995. . .The Directors of River Forest Bancorp, Inc. (RFBC:NASDAQ) today announced a two-for-one split of its common stock payable September 22, 1995 to shareholders of record at September 8, 1995. Shareholders will receive one additional share for each share held, in the form of a stock dividend. The additional shares will be distributed to stockholders on or about September 22, 1995 and the stock will begin trading at its split value on September 25, 1995. After the split, River Forest Bancorp will have approximately 15.2 million shares of common stock outstanding.

     The Directors also voted to increase the quarterly dividend to $0.10 per common share after the two-for-one split, compared with $0.175 per common share pre-split. This represents a 14% increase over the previous quarterly dividend and a 33% increase from the beginning of the year. The new dividend, which will be paid on post-split shares, will be payable on October 10, 1995 to shareholders of record as of September 25, 1995.

     River Forest Bancorp has split its stock eight times since 1967. If a share of common stock was held continuously since 1966, that investment would now represent 125 shares with the latest split announcement. The company has approved dividend increases for 20 consecutive years.

     Robert J. Glickman, President and CEO of River Forest Bancorp, said "The dividend increase and stock split are a reflection of the continued progress of the company. It is anticipated that these additional shares will increase trading activity in common stock and thereby improve the liquidity."

     River Forest Bancorp had 1994 net income of $24 million. For the first half of 1995, net income was $16.2 million.

     The company, with $2 billion in assets, is the fourth-largest bank group in Illinois that is not owned by an out-of-state or foreign entity. River Forest Bancorp offers full-service retail and commercial banking services throughout the Chicago metropolitan area. The company also has nationwide student lending and medical finance assistance programs.

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